                          CONCORD MILESTONE PLUS, L.P.
                             200 Congress Park Drive
                                    Suite 205
                           Delray Beach, Florida 33445

January 25, 2007

Dear Investor:

         On January 12, 2007, SCM Special Fund, LLC; MPF-NY 2006, LLC; MPF
Badger Acquisition Co., LLC; Sutter Opportunity Fund 3, LLC; MPF Flagship Fund
10, LLC; MPF Senior Note Program I, LP; MPF Flagship Fund 12, LLC; MP Value Fund
8, LLC; MP Income Fund 14, LLC; MacKenzie Patterson Special Fund 6, LLC;
MacKenzie Patterson Special Fund 6-A, LLC; MPF Blue Ridge Fund I, LLC; MPF Blue
Ridge Fund II, LLC; MPF Acquisition Co. 3, LLC; MPF Special Fund 8, LLC;
MacKenzie Patterson Special Fund 5, LLC; MPF DeWaay Premier Fund 2, LLC; and MPF
DeWaay Premier Fund 4, LLC (collectively, the "Purchasers") disclosed in a
Tender Offer Statement on Schedule TO an offer (the "Tender Offer") to purchase any and/or all of the outstanding Equity Units of Limited Partnership Interest of Concord Milestone Plus, L.P. (the "Partnership"), each of which is comprised of one Class A Interest and One Class B Interest (an "Equity Unit"), for a
purchase price of $8.00 per Equity Unit, subject to deductions for certain distributions. The Partnership has determined to remain neutral as to the Tender
Offer and is expressing no opinion as to whether you should accept or reject the
Tender Offer.

         Enclosed please find the Schedule 14D-9 filed by the Partnership with the Securities and Exchange Commission on January 25, 2007 (the "14D-9") in
response to the Tender Offer. The 14D-9 contains certain information about: (a)
the Partnership and the Equity Units; (b) the Purchasers; (c) any actual or potential conflicts of interest between the Partnership or its affiliates and
(i) the Partnership's executive officers or directors, and (ii) the Purchasers and their executive officers, directors or affiliates; (d) the recommendation of the Partnership, including its reasons for remaining neutral; and (e) additional information regarding the Tender Offer.

         You are urged to read all the materials carefully, including any Tender
Offer materials sent to you by the Purchasers, and to consider all the factors set forth therein before making a decision with respect to the Tender Offer.

                                          Sincerely,

                                          CM PLUS CORPORATION, General Partner

                                          /s/ Leonard S. Mandor

                                          Leonard S. Mandor
                                          President